United States securities and exchange commission logo





                     March 22, 2021

       Jonathan Benfield
       Chief Financial Officer
       CrossAmerica Partners LP
       600 Hamilton Street, Suite 500
       Allentown, PA 18101

                                                        Re: CrossAmerica
Partners LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-35711

       Dear Mr. Benfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services